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CUSIP No. 4569108


                                                 Exhibit 9

                                            ASSIGNMENT OF NOTES

KNOW ALL MEN BY THESE PRESENTS that CARLE C. CONWAY residing in Incline Village, Nevada ("Assignor") for and in consideration of the sum of Nine Hundred Thousand Six Hundred Five Dollars ($900,605) to be paid to him as set forth below, does hereby sell, convey, assign, transfer and set over unto NORTHEAST HAMPTON HOLDINGS, LLC a New York limited liability company, with offices and principal place of business at 1895 Mount Hope Avenue, Rochester, New York, all his right, title and interest in and to certain promissory notes from Infinite Machines Corp. to the Assignor as fully set forth on Schedule A, attached hereto and made a part hereof and all moneys due or to become due upon said note and any and all rights to convert said notes into the capital stock of said Infinite Machines Corp.

The original notes shall be delivered to Assignee under separate cover.
And the said Assignor, for the purpose of inducing the Assignee to accept this Assignment does hereby represent as follows:

A) That Exhibit A sets forth a list of promissory notes executed by Infinite Machines Corp. for value received by it and are legal binding obligations of it.

B) That no defense, offset or counterclaim thereto exists and that no agreement has been made under which Infinite Machines Corp. may claim any discount or deduction except as explicitly set forth in said Notes.

C) That he has full authority to assign the notes to the Assignee and that such assignment will not violate any agreement, covenant or obligation of his and that he is not subject to any restrictive law, rule, regulation, judgment, order, directive or other governmental action affecting his right to make this assignment.

D) That Infinite Machines Corp. will accept this assignment and pay the Assignee according to the terms and conditions of the notes.

E) That in the event the Assignor receives any checks, drafts or moneys applicable to the notes he will immediately endorse, transfer and deliver the same to the Assignee. In Witness Whereof the Assignor has executed this Assignment this 31st day of December, 1997.

                                        By: /s/ Carle C. Conway
                                           -----------------------
                                           Carle C. Conway